UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. 1)

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TALEO CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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In connection with its discussions with a proxy advisory service regarding the 2009 Equity Incentive Plan proposal, Taleo Corporation (“Taleo”) is providing the following additional information regarding the equity awards granted to named executive officers.  This information supplements the information contained in the section “Executive Compensation – Compensation Discussion & Analysis – Equity Compensation” of its Proxy Statement for 2009 Annual Meeting of Stockholders (the “Proxy Statement”).

As part of the overall compensation strategy at Taleo, named executive officers, including Taleo’s chief executive officer, are eligible for equity awards, typically in the form of restricted stock, restricted stock units or options. These awards are approved by the Compensation Committee at the beginning of the fiscal year.  The issuance of equity awards in any particular year is not guaranteed, and the amount and type of grant is determined by the contribution that the named executive officer has made to Taleo over the prior fiscal year.  The awards vest over future periods, which provides retention value to Taleo.  As a result, any named executive officer who receives an award is expected to continue to make strong contributions to the company.  Therefore, the equity awards granted in fiscal 2008 and reflected in the “Grants of Plan-Based Awards in 2008” table on page 36 of the Proxy Statement were made in recognition of fiscal 2007 performance.  Similarly, the equity awards for fiscal 2009, as listed on page 32 of the Proxy Statement, were made in recognition of fiscal 2008 performance.